STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of LaneAxis, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article V" so that, as amended, said Article shall be and read as follows:

Article V of the Certificate of Incorporation of the Corporation has been amended as set forth in Exhibit A attached hereto and made a part hereof by this reference.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21th day of February, 2022.

By: [signature]
Authorized Officer

Title: Chief Executive Officer

Name: Rick Burnett
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:57 PM 03/01/2022
FILED 07:57 PM 03/01/2022
SR 20220842516 - File Number 5760129

EXHIBIT A

to Certificate of Amendment of Certificate of Incorporation of Laneaxis, Inc.

1. Name of corporation: Laneaxis, Inc. (the "Corporation").

2. The Certificate of Incorporation of the Corporation is amended by deleting Article V in its entirety and replacing it with the following:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy-Seven Million (77,000,000), consisting of two classes of stock to be designated "Common Stock" and "Preferred Stock". The total number of shares of Common Stock that the Corporation is authorized to issue is Seventy-Five Million (75,000,000) shares, $0.0001 par value per share (the "Common Stock"), and the total number of shares of Preferred Stock that the Corporation is authorized to issues is Two Million (2,000,000) shares, $0.0001 par value per share (the "Preferred Stock").

A. Common Stock.

1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of the Preferred Stock.

2. Voting Rights. The holders of record of the Common Stock are entitled to one vote per share on all matters to be voted by the Corporation's stockholders.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore if, as and when determined by the Board of Directors in their sold discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relatively rights and preferences of any shares of the Preferred Stock authorized, issued and outstanding hereunder.

4. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of the Preferred Stock authorized, issued and outstanding hereunder.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless and until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in the Preferred Stock Designation for such series. hi case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the capital stock of the Corporation entitled to vote

thereon, without a vote of the holders of the Preferred Stock or of any series thereof, voting as a separate class, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.